Exhibit 10.5

Grant Details
Participant Name:	[ ]
Employee Number:	[ ]
Grant Type:	Restricted Stock Units
Grant Date:	[ ]
Total Number of Restricted Stock Units Awarded:	[ ]

Vest Schedule:
Vest Date	Vest Quantity
[Grant date + 2 years]	50%
[Grant date + 3 years]	50%

DOLLAR GENERAL CORPORATION
RESTRICTED STOCK UNIT AWARD AGREEMENT

THIS AGREEMENT (including any applicable appendix hereto, this “Agreement”), dated as of the date indicated (the “Grant Date”) on the Grant Details page (as defined below) above, is made by and between Dollar General Corporation, a Tennessee corporation (hereinafter referred to as the “Company”), and the individual whose name is indicated on the Grant Details page, who is an employee of the Company or a Subsidiary of the Company who the Committee (as defined below) has determined to be a Key Employee (hereinafter referred to as the “Grantee”). Any capitalized terms used but not otherwise defined in this Agreement shall have the meaning set forth in the Dollar General Corporation 2021 Stock Incentive Plan, as such Plan may be amended from time to time (the “Plan”).

WHEREAS, the Company wishes to carry out the Plan, the terms of which are hereby incorporated by reference and made a part of this Agreement; and

WHEREAS, the Compensation and Human Capital Management Committee (or a duly authorized subcommittee thereof) of the Board of the Company appointed to administer the Plan (the “Committee”) or the Board of the Company has determined that it would be to the advantage and in the best interests of the Company and its shareholders to grant the Restricted Stock Units provided for herein to the Grantee, and has advised the Company thereof and instructed the undersigned officer to issue said Restricted Stock Units.

NOW, THEREFORE, in consideration of the mutual covenants herein contained and other good and valuable consideration, receipt and sufficiency of which are hereby acknowledged, the parties hereto do hereby agree as follows:

ARTICLE I

DEFINITIONS

Whenever the following terms are used in this Agreement, they shall have the meaning specified below unless the context clearly indicates to the contrary.

Section 1.1.Cause

“Cause” shall mean (a) “Cause” as such term may be defined in any employment agreement between the Grantee and the Company or any of its Subsidiaries that is in effect at the time of termination of employment; or (b) if there is no such employment agreement in effect, “Cause” as such term may be defined in any change-in-control agreement between the Grantee and the Company or any of its Subsidiaries that is in effect at the time of termination of employment; or (c) if there is no such employment or change-in-control agreement, with respect to the Grantee: (i) any act of the Grantee involving fraud or dishonesty, or any willful failure to perform reasonable duties assigned to the Grantee; (ii) any material breach by the Grantee of any securities or other law or regulation or any Company policy governing trading or dealing with stock, securities, public debt instruments, bonds, investments or the like, or with inappropriate disclosure or “tipping” relating to any stock, securities, public debt instruments, bonds, investments or the like; (iii) any material or substantive violation of the Company’s Code of Business Conduct and Ethics (or the equivalent code in place at the time) or any violation of the Company’s policies and procedures related to asset protection controls and other protocols; (iv) other than as required by law, the carrying out by the Grantee of any activity, or the

Grantee making any public statement, which prejudices or reduces the good name and standing of the Company or any of its subsidiaries or affiliates or would bring any one of these into public contempt or ridicule; (v) attendance by the Grantee at work in a state of intoxication or the Grantee otherwise being found in possession at the Grantee’s place of work or on any Company property of any prohibited drug or substance, possession of which would amount to a criminal offense, or any other violation of the Company’s drug and alcohol policy; (vi) any assault or other act of violence by the Grantee; or (vii) conviction of or a plea of guilty or nolo contendre by the Grantee to (A) any felony whatsoever or (B) any misdemeanor that would preclude employment by the Company or any Subsidiary that employees the Grantee under the Company’s or any such Subsidiary’s hiring policy.

Section 1.2.Delegee

“Delegee” shall mean any Committee member or members, officer of the Company or any other person or persons to whom the Committee or an officer has delegated any of its authority or duties under the Plan; provided, however, that no such delegation shall give non-Committee members authority with respect to non-ministerial actions under the Plan that affect individuals who are subject to the reporting and other provisions of Section 16 of the Exchange Act or any successor provision.

Section 1.3.Disability Termination

“Disability Termination” shall mean (a) the Grantee’s employment with the Company and all Subsidiaries is involuntarily terminated by the Company or any Subsidiary that employs the Grantee other than with Cause at a time when the Grantee is eligible for and receiving benefits under the Company’s long term disability plan and (b) such termination of employment also constitutes a Separation from Service.

Section 1.4.Good Reason

“Good Reason” shall mean (a) “Good Reason” as such term may be defined in any employment agreement between the Grantee and the Company or any of its Subsidiaries that is in effect at the time of termination of employment; or (b) if there is no such employment agreement in effect, “Good Reason” as such term may be defined in any change-in-control agreement between the Grantee and the Company or any of its Subsidiaries that is in effect at the time of the termination of employment; or (c) if there is no such employment or change-in-control agreement, with respect to the Grantee: (i) without the Grantee’s written consent, a material diminution in the Grantee's base salary unless such action is in connection with across-the-board base salary reductions affecting 100 percent of employees of the Company or its Subsidiaries at the same grade level; or (ii) without the Grantee’s written consent, a material diminution in the Grantee's authority, duties or responsibilities. To qualify as a termination due to Good Reason under this Agreement, the Grantee must have provided written notice to the Company in accordance with Section 4.6 of this Agreement of the existence of the circumstances providing grounds for termination for Good Reason within thirty (30) days of the initial existence of such grounds and must have given the Company or any Subsidiary that employs the Grantee at least thirty (30) days from receipt of such notice to cure the condition constituting Good Reason. Such termination of employment must have become effective no later than one year after the initial existence of the condition constituting Good Reason.

Section 1.5.Grant Details Page

“Grant Details page” shall mean the Grant Details page attached to the front of this Agreement that indicates, among other things, the Grant Date, the name of the Grantee, and the aggregate number of Restricted Stock Units awarded, all of which information is hereby incorporated by reference and made a part of this Agreement.

Section 1.6.Qualifying Termination

“Qualifying Termination” shall mean, except as provided otherwise in this Section 1.6, the Grantee’s employment with the Company and all Subsidiaries is involuntarily terminated by the Company or any Subsidiary that employs the Grantee other than with Cause or terminated by the Grantee for Good Reason other than when Cause to terminate exists, in each case provided the termination of employment (a) occurs within two (2) years following a Change in Control and (b) also constitutes a Separation from Service. In no event shall a Qualifying Termination include the death, Disability Termination or any other termination of the Grantee not specifically covered by the preceding sentence.

Section 1.7.Restricted Stock Units

“Restricted Stock Units” shall mean the restricted stock units awarded to the Grantee under this Agreement which the Grantee will vest in if additional service and payment requirements are met in accordance with this Agreement. Each Restricted Stock Unit represents the right to receive one Share upon satisfaction of the vesting and other conditions set forth in this Agreement.

Section 1.8.[Reserved]

Section 1.9.Separation from Service

“Separation from Service” shall mean a “separation from service” under Treas. Reg. Section 1.409A-1(h). This generally means the date the Grantee and the Company or the applicable Subsidiary reasonably anticipate that (a) the Grantee will perform no further services or (b) the level of bona fide services the Grantee will perform (whether as an employee or as an independent contractor) will permanently decrease to no more than twenty percent (20%) of the average level of bona fide services performed (whether as an employee or an independent contractor) over the immediately preceding thirty-six (36) month period (or the full period of services if the Grantee has been providing services to the Company or Subsidiary for less than thirty-six (36) months). If the Grantee is on a leave of absence, a Separation from Service shall only occur upon the termination of such leave by the Company or by the Subsidiary that employs the Grantee and subsequent termination of the Grantee’s employment or, if earlier, at the time required under Treas. Reg. Section 1.409A-1(h)(1) (including the extended disability leave provisions). Under Treas. Reg. Section 1.409A-1(h)(1), unless the Grantee retains a right to reemployment under an applicable statute or by contract, the Separation from Service is deemed to occur on the first date immediately following six (6) months or, for certain disabilities, twenty-nine (29) months.

ARTICLE II

GRANT OF RESTRICTED STOCK UNITS

Section 2.1.Grant of Restricted Stock Units

For good and valuable consideration, on and as of the Grant Date the Company irrevocably grants to the Grantee the Restricted Stock Units on the terms and conditions set forth in this Agreement.

Section 2.2.No Guarantee of Employment

Nothing in this Agreement or in the Plan shall confer upon the Grantee any right to continue in the employ of the Company or any Subsidiary or shall interfere with or restrict in any way the rights of the Company and its Subsidiaries, which are hereby expressly reserved, to terminate the employment of the Grantee at any time and for any reason whatsoever, with or without Cause, subject to the applicable provisions of, if any, the Grantee’s employment agreement with the Company or any Subsidiary that employs the Grantee or offer letter provided by the Company or any Subsidiary that employs the Grantee to the Grantee.

Section 2.3.Adjustments to the Restricted Stock Units

The Restricted Stock Units shall be subject to the adjustment provisions of Sections 8 and 9 of the Plan.

ARTICLE III

VESTING AND PAYMENT

Section 3.1.Vesting

(a)  Vesting Date and Forfeiture. Except as otherwise provided in Sections 3.1(b) or 3.1(c) below, the Restricted Stock Units shall become vested and nonforfeitable with respect to fifty percent (50%) of the Restricted Stock Units on each of the second and third anniversaries of the Grant Date, as set forth on the Grant Details page (each such date, a “Vesting Date”), so long as the Grantee continues to be employed by the Company or a Subsidiary through each such Vesting Date. To the extent this vesting schedule results in the vesting of fractional Shares, the fractional Shares shall be combined into one Share and vest on the earliest Vesting Date. If the Grantee’s employment with the Company or the applicable Subsidiary terminates prior to a Vesting Date and Section 3.1(b) does not apply or has not applied, or to the extent Section 3.1(b) cannot apply, then any portion of the Restricted Stock Units that have not vested at the date of such termination of employment shall be automatically forfeited to the Company and canceled.

(b)  Accelerated Vesting Events. Notwithstanding Section 3.1(a) above, to the extent the Restricted Stock Units, or the applicable portion of the Restricted Stock Units, have not previously terminated, been forfeited or become vested and nonforfeitable, (i) upon the earliest occurrence of the Grantee’s (A) Disability Termination or (B) death, in each case while employed with the Company or a Subsidiary, the Restricted Stock Units shall become immediately vested and nonforfeitable with respect to one hundred percent (100%) of the unvested Restricted Stock Units immediately prior to such event; (ii) in the event the Grantee experiences a Qualifying Termination, the Restricted Stock Units shall become immediately vested and nonforfeitable with respect to one hundred percent (100%)

of the unvested Restricted Stock Units on the date of the Qualifying Termination; and (iii) in the event the Grantee is involuntarily terminated following any change in the Company’s Chief Executive Officer, other than with Cause or due to a Qualifying Termination (a “Qualified Involuntary Termination”), the Restricted Stock Units shall become immediately vested and nonforfeitable with respect to one hundred percent (100%) of the unvested Restricted Stock Units on the date of the Qualified Involuntary Termination.

(c)  Reduction in Level of Services. For purposes of this Agreement, a reduction in the Grantee’s level of services performed for the Company or a Subsidiary shall not be deemed a termination of employment unless such reduction meets the definition of a Separation from Service. If a reduction in the level of services is a Separation from Service, then such reduction shall result in automatic forfeiture to the Company and cancellation of the Restricted Stock Units unless the Grantee would otherwise qualify for a Disability Termination or unless the reduction is implemented by the Company or a Subsidiary without the consent of the Grantee during the period during which a Qualifying Termination or Qualified Involuntary Termination could occur. In the event the Grantee would otherwise qualify for a Disability Termination or the reduction is implemented by the Company or a Subsidiary without the consent of the Grantee during the period during which a Qualifying Termination or Qualified Involuntary Termination could occur, then, for purposes of this Agreement, including Section 3.2, such reduction shall be deemed a Disability Termination, Qualified Involuntary Termination or Qualifying Termination, as applicable, under Section 3.1(b).
(d)  Transfer and Reemployment. For purposes of this Agreement, transfer of the Grantee’s employment without an intervening period of separation among the Company and any Subsidiary shall not be deemed a termination of employment. Upon reemployment of the Grantee by the Company or any Subsidiary following a termination of the Grantee’s employment with the Company and any Subsidiary for any reason, including a deemed termination under Section 3.1(c), the Grantee shall have no rights to any Restricted Stock Units previously forfeited and canceled under this Agreement.

Section 3.2.Payment of Restricted Stock Units

(a)Payment and Delivery. Shares corresponding to the number of Restricted Stock Units that become vested and nonforfeitable in accordance with Section 3.1(a) or (b) (“RSU Shares”) shall be paid, subject to any applicable withholdings, to the Grantee, or, if deceased, the Grantee’s estate, either through delivery of a Share certificate or registration of the issuance of such RSU Shares on the Company’s books and records, and such RSU Shares shall be registered in the name of the Grantee or, if deceased, the Grantee’s estate. The RSU Shares shall be paid on the Vesting Date unless vesting is accelerated under Section 3.1(b) prior to such Vesting Date. In the event vesting is accelerated under Section 3.1(b), the RSU Shares shall be paid as follows (based on the first to occur of Disability Termination, Qualifying Termination, Qualified Involuntary Termination or death, but only if such accelerated payment timing results in payment before the applicable Vesting Date): (i) six (6) months and one (1) day following the date of the Grantee’s Separation from Service; or (ii) within ninety (90) days following the date of the Grantee’s death. If the Grantee dies after another payment event triggering payment under Section 3.2(a)(i) but prior to actual payment, payment of the RSU Shares shall occur upon the earlier of (A) ninety (90) days following the date of the Grantee’s death; or (B) the original payment time under Section 3.2(a)(i). In determining the number of RSU Shares to be withheld for taxes as provided in Section 4.3, the value of the RSU Shares shall be based upon the Fair Market Value of the RSU Shares on the date of payment. If the date of payment falls on a weekend, holiday or other non-trading day, the value of any RSU Shares payable on such date of payment shall be determined based on the Fair Market Value of the RSU Shares on the most recent prior trading date.

(b)Authorized Shares. The RSU Shares may be either previously authorized but unissued Shares or issued Shares, which have then been reacquired by the Company. Such Shares shall be fully paid and nonassessable.

Section 3.3.No Dividend Equivalents

The Grantee shall have no right to dividend equivalents or dividends on the Restricted Stock Units.

Section 3.4.Rights as Shareholder

The Grantee shall not be, nor have any of the rights or privileges of, a shareholder of the Company in respect of any RSU Shares issuable upon the payment of the Restricted Stock Units or any portion thereof unless and until certificates representing such RSU Shares shall have been issued by the Company to the Grantee (or book entry representing such RSU Shares has been made with the appropriate registered book-entry custodian).

ARTICLE IV

MISCELLANEOUS

Section 4.1.Administration

The Committee shall have the power to interpret the Plan and this Agreement and to adopt such rules for the administration, interpretation and application of the Plan, this Agreement and the Restricted Stock Units as are consistent therewith and to interpret or revoke any such rules. All actions taken and all interpretations and determinations made by the Committee shall be final and binding upon the Grantee, the Company and all other interested persons. No member of the Committee shall be personally liable for any action taken or determination or interpretation made in good faith with respect to the Plan, this Agreement or the Restricted Stock Units. In its absolute discretion, the Board may at any time and from time to time exercise any and all rights and duties of the Committee under the Plan and this Agreement.

Section 4.2.Transferability

None of (a) the Restricted Stock Units prior to becoming vested pursuant to Section 3.1(a) or (b), (b) the RSU Shares prior to delivery pursuant to Section 3.2(a), or (c) any interest or right therein or part thereof (i) shall be liable for the debts, contracts or engagements of the Grantee or his or her successors in interest or (ii) shall be subject in any manner to disposition by transfer, alienation, anticipation, sale, pledge, encumbrance, hypothecation, assignment, charge or any other means whether any such disposition be voluntary or involuntary or by operation of law by judgment, levy, attachment, garnishment or any other legal or equitable proceedings (including bankruptcy), and any attempted disposition thereof shall be null and void and of no effect; provided, however, that this Section 4.2 shall not prevent transfers by will or by the applicable laws of descent and distribution or other transfers authorized in limited circumstances by the Committee (or its Delegee).

Section 4.3.Taxes

Unless otherwise determined by the Committee (in compliance with Section 409A of the Code), at the time of payment of the RSU Shares, the Company shall withhold from any RSU Shares deliverable in payment of the Restricted Stock Units the number of RSU Shares having a value equal to the minimum amount of federal, state or local income or other taxes required to be withheld under applicable laws and regulations, and pay the amount of such withholding taxes in cash to the appropriate taxing authorities. Unless otherwise determined by the Committee (in compliance with Section 409A of the Code), if vesting occurs prior to payment and applicable law requires the payment of employment taxes at such time, then the Company shall withhold from the Restricted Stock Units the number of RSU Shares having a value equal to the minimum amount of federal, state or local income and employment or other taxes required to be withheld under applicable law and regulations, in a manner that complies with Section 409A of the Code, and pay the amount of such withholding taxes in cash to the appropriate taxing authorities. With regard to withholding at the time of payment (but not at the time of vesting), any fractional Shares resulting from the payment of the withholding amounts shall be liquidated and paid in cash to the U.S. Treasury as additional federal income tax withholding for the Grantee. With regard to withholding at the time of vesting, only full Shares (determined by rounding down to the next full Share) shall be liquidated and paid in cash to the U.S. Treasury and any additional amounts due for tax withholding shall be paid by the Grantee. The Grantee shall be responsible for any withholding taxes not satisfied by means of such mandatory withholding and for all taxes in excess of such withholding taxes that may be due upon vesting of the Restricted Stock Units.

Section 4.4.Limitation on Obligations

The Restricted Stock Units shall not be secured by any specific assets of the Company or any of its Subsidiaries, nor shall any assets of the Company or any of its Subsidiaries be designated as attributable or allocated to the satisfaction of the Company’s obligations under this Agreement. In addition, the Company shall not be liable to the Grantee for damages relating to any delays in issuing the Share certificates or electronic delivery thereof to him or her (or his or her designated entities), any loss of the certificates, or any mistakes or errors in the issuance or registration of the certificates or in the certificates themselves.

Section 4.5.Securities Laws

The Company may require the Grantee to make or enter into such written representations, warranties and agreements, in a form satisfactory to the Committee (or its Delegee), as the Committee (or its Delegee) may reasonably request in order to comply with applicable securities laws, including without limitation written representations stating that the RSU Shares are being acquired for the Grantee’s own account, for investment and without any present intention of distributing or reselling said RSU Shares or any of them except as may be permitted under the Securities Act of 1933, as amended (the “Act”), and then applicable rules and regulations thereunder, and that the Grantee will indemnify the Company against and hold it free and harmless from any loss, damage, expense or liability resulting to the Company if any sale or distribution of the RSU Shares by such person is contrary to the representation and agreement referred to above; provided, however, that the Committee (or its Delegee) may, in its reasonable discretion, take whatever additional actions it deems reasonably necessary to ensure the observance and performance of such representation and agreement and to effect compliance with the Act and any other federal or state securities laws or regulations. The Restricted

Stock Units and the RSU Shares shall be subject to all applicable laws, rules and regulations and to such approvals of any governmental agencies as may be required.

Section 4.6.Notices

Any notice to be given under the terms of this Agreement to the Company shall be addressed to the Company in care of its General Counsel or his or her designee, and any notice to be given to the Grantee shall be addressed to the Grantee at the last address of the Grantee known to the Company unless otherwise directed by the Grantee. By a notice given pursuant to this Section 4.6, either party may hereafter designate a different address for the provision of notices under this Agreement. Any notice, which is required to be given to the Grantee, shall, if the Grantee is then deceased, be given to the Grantee’s personal representative if such representative has previously informed the Company of his or her status and address by written notice under this Section 4.6. Any notice shall have been deemed duly given when (a) delivered in person; (b) enclosed in a properly sealed envelope or wrapper addressed as aforesaid, deposited (with postage prepaid) in a post office or branch post office regularly maintained by the United States Postal Service; or (c) enclosed in a properly sealed envelope or wrapper addressed as aforesaid, deposited (with fees prepaid) in an office regularly maintained by FedEx, UPS, or comparable non-public mail carrier.

Section 4.7.Titles; Pronouns

Titles are provided herein for convenience only and are not to serve as a basis for interpretation or construction of this Agreement. The masculine pronoun shall include the feminine and neuter, and the singular the plural, where the context so indicates.

Section 4.8.Applicability of the Plan

The Restricted Stock Units and the RSU Shares issued to the Grantee upon payment of the Restricted Stock Units shall be subject to all of the terms and provisions of the Plan to the extent applicable to a restricted stock unit and Shares. In the event of any conflict between this Agreement and the Plan, the terms of the Plan shall control.

Section 4.9.Amendment

This Agreement may only be amended pursuant to Section 10 of the Plan.

Section 4.10.Governing Law

The laws of the State of Delaware shall govern the interpretation, validity and performance of the terms of this Agreement regardless of the law that might be applied under principles of conflicts of laws. This Agreement and the Restricted Stock Units are subject to all present and future applicable provisions of the Code. If any provision of this Agreement conflicts with any such Code provision, the Committee shall modify this Agreement so as to comply, or if for any reason modification cannot be made, that provision of this Agreement shall be void and of no effect. The provisions of Section 10(c) of the Plan are hereby incorporated by reference. Notwithstanding the foregoing, the Company shall not be liable to the Grantee in the event this Agreement or any payment or benefit hereunder fails to be exempt from, or comply with, Section 409A of the Code.

Section 4.11.Arbitration

Unless a dispute between the Company and the Grantee (referred to in this Section as the “Parties”) under this Agreement is excluded from being determined by arbitration under applicable law (see below), any dispute among the Parties arising out of, or relating to, this Agreement which cannot be settled amicably by the Parties, shall be finally, exclusively and conclusively settled by mandatory arbitration and be further subject to the following provisions:

(a)The arbitration will be filed with the American Arbitration Association (“AAA”). The arbitration will be conducted by a single arbitrator and will be subject to the Federal Rules of Procedure and Evidence. AAA’s Employment Arbitration Rules and Mediation Procedures will only apply if not inconsistent with the Federal Rules of Procedure and Evidence;

(b)the arbitration will be conducted within the time or limitations period required by the asserted claim(s). In addition, any administrative prerequisites associated with the asserted claim(s) (e.g., notices, filing of administrative charges, or obtaining “right to sue” notices from government agencies) must be satisfied;

(c)The arbitration process shall take place in Nashville, Tennessee, unless otherwise mutually agreed by the Parties;

(d)The arbitration will be governed by the Federal Arbitration Act, 9 U.S.C. §1 et seq. (the “FAA”);

(e)The Parties waive any and all rights to a judge or jury trial and/or administrative hearing of their disputes and agree to resolve such disputes only through final and binding individual arbitration to the fullest extent permitted by applicable law;

(f)Disputes excluded (“Excluded Disputes") from arbitration under this Section include: (i) claims for workers’ compensation, state disability insurance, unemployment insurance benefits, or other health or welfare benefits under government-administered programs; (ii) claims constituting sexual harassment or sexual assault disputes as defined by the FAA; (iii) claims for which this provision would be invalid or prohibited as a matter of federal law, or state or local law that is not preempted by federal law; (iv) disputes that may not be subject to a pre-dispute arbitration agreement as provided by the Dodd-Frank Wall Street Reform and Consumer Protection Act (Public Law 111-203); (v) claims which are legally prohibited from being adjudicated in arbitration; (vi) disputes arising or related to the applicability, interpretation, enforceability, scope and/or severability of this Section, including whether such provisions are governed by the FAA, which must be decided only by a court of competent jurisdiction in Davidson County, Tennessee, or a district court in the U.S. District for the Middle District of Tennessee; and (vii) any disputes as to whether any claims or disputes are Excluded Disputes, which must be decided only by a court of competent jurisdiction in Davidson County, Tennessee, or a district court in the U.S. District for the Middle District of Tennessee;

(g)The Parties agree and stipulate that (i) all claims that relate to a sexual harassment or sexual assault dispute, as defined in the FAA, shall be filed (or if not filed as, severed into) a separate case from all other claims; (ii) those claims that do not relate to a sexual harassment or sexual assault dispute and are subject to arbitration under this Section shall be governed by and proceed with individual arbitration, it being the express intent of the Parties to allow for individual arbitration of claims to the maximum extent possible; and (iii) if a Party brings claims subject to arbitration and claims that are not subject to arbitration, the latter shall be stayed until the former are fully arbitrated;

(h)The decision of the arbitrator shall be final and binding upon all Parties hereto and shall be rendered pursuant to a written decision, which contains a detailed recital of the arbitrator’s reasoning. Judgment upon the award rendered may be entered in any court of competent jurisdiction in Davidson County, Tennessee, or a district court in the U.S. District for the Middle District of Tennessee;

(i)Each Party shall bear its own legal fees and expenses, unless otherwise determined by the arbitrator, and each Party shall bear an equal portion of the arbitrator’s and arbitral forum’s fees.

Section 4.12.Clawback

As a condition of receiving the Restricted Stock Units, the Grantee acknowledges and agrees that the Grantee’s rights, payments, and benefits with respect to the Restricted Stock Units shall be subject to any reduction, cancellation, forfeiture or recoupment, in whole or in part, upon the occurrence of certain specified events, as may be required by any rule or regulation of the Securities and Exchange Commission or by any applicable national exchange, or by any other applicable law, rule or regulation or as set forth in a separate “clawback” or recoupment policy as may be adopted from time to time by the Board or the Committee, including but not limited to the Company’s Amended and Restated Incentive Compensation Recovery Policy (as may be amended or replaced from time to time) (collectively, the “Clawback Requirement”), and the Grantee agrees to abide by any such Clawback Requirement. In the event the Grantee no longer owns the RSU Shares at the time of required recoupment, the Grantee agrees to the recoupment of cash equal to the Fair Market Value of the RSU Shares on the date the RSU Shares were sold. To the extent allowed by state and federal law and as determined by the Board or the Committee, the Grantee agrees that such recoupment may, in the discretion of the Committee, be accomplished by withholding of future compensation, including but not limited to base salary to the extent permitted by law, to be paid to the Grantee by the Company or the Subsidiary that employs the Grantee.

Section 4.13.Consent to Electronic Delivery

The Grantee hereby consents to and agrees to electronic delivery of this Agreement, the RSU Shares, Plan documents, proxy materials, annual reports and other related documents. The Committee (or its Delegee) has established procedures for electronic delivery and acceptance of Plan documents (including documents relating to any programs adopted under the Plan and this Agreement). The Grantee hereby consents to such procedures and agrees that his or her electronic acceptance is the same as, and shall have the same force and effect as, his or her manual signature. The Grantee hereby consents and agrees that any such procedures and delivery may be effected by a third party designated by the Committee (or its Delegee) to provide administrative services related to the Plan.

Section 4.14.Restricted Stock Units and Agreement Acceptance

The Grantee must accept the Restricted Stock Units and this Agreement through the electronic system maintained by the third party designated by the Committee (or its Delegee) to administer the Plan or by other electronic or manual means acceptable to the Committee (or its Delegee) in its sole discretion no later than sixty (60) days after the Grant Date (or such later date as the Committee (or its Delegee) may accept). If the Grantee does not timely accept, or if the Grantee declines, the Restricted

Stock Units, the Restricted Stock Units will be canceled ab initio and the Grantee will not be entitled to any benefits from the Restricted Stock Units nor any compensation or benefits in lieu of the canceled award.

IN WITNESS WHEREOF, this Agreement has been executed and delivered by the Company.

DOLLAR GENERAL CORPORATION

By:

Name:

Title:

ADDRESS:

Dollar General Corporation
100 Mission Ridge
Goodlettsville, TN 37072